EXHIBIT 10.9

SIENNA BIOPHARMACEUTICALS, INC.

KEY EMPLOYEE RETENTION PLAN

1.

Purpose. The purpose of this Key Employee Retention Plan (the “Plan”) is to encourage eligible employees of Sienna Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), to continue their employment with the Company following the commencement by the Company of a case under chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Case”). To effectuate this purpose and in recognition of the termination of the Company’s Non-Executive Change in Control Severance Plan (the “Severance Plan”) and the discontinuance of the Company’s annual cash bonus program, the Company’s board of directors (the “Board”) has adopted this Plan.

2.	Definitions. As used herein, the following terms have the following meanings:

(a)

“Cause” means any of the following: (i) a Participant’s material violation of any applicable material law or regulation respecting the business of the Company; (ii) a Participant’s conviction of, or plea of nolo contendere to, a non-vehicular felony or other crime involving moral turpitude; (iii) any act of dishonesty, fraud, or misrepresentation in relation to a Participant’s duties to the Company which act is materially and demonstrably injurious to the Company; (iv) a Participant’s willful and repeated failure to perform in any material respect the Participant’s duties hereunder after 15 days’ notice and an opportunity to cure such failure and a reasonable opportunity to present to the Board the Participant’s position regarding any dispute relating to the existence of such failure (other than on account of disability); (v) a Participant’s failure to attempt in good faith to implement a clear and reasonable directive from the Company or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the Company; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; or (vii) a Participant’s breach of fiduciary duty owed to the Company; provided that in the cases of (iv)-(vii), the Participant is given written notice within 15 days of the occurrence and an opportunity to cure any such failure that is subject to cure, including a reasonable opportunity to present to the Plan Administrator the Participant’s position regarding any dispute relating to the existence of such failure (other than on account of disability).

(b)	“Effective Date” means the date this Plan is approved by the Board.

(c)

“Good Reason” means (i) a material reduction in a Participant’s base salary, or (ii) a relocation of a Participant’s principal place of employment that increases the Participant’s one-way commute by more than 35 miles, provided, that, in each case, a Participant will not be deemed to have Good Reason unless (x) the Participant first provides the Company with written notice of the condition giving rise to Good Reason within 30 days of its initial occurrence, (y) the Company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (z) the Participant’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period

(d)	“Participant” means an individual designated by the Plan Administrator as a participant in the Plan and set forth on Exhibit A.

(e)	“Petition Date” means the date the Company files a bankruptcy petition in a U.S. Bankruptcy Court.

(f)	“Plan Administrator” means the Board or such person or persons to whom the Board has delegated the responsibility of conducting the general administration of the Plan.

3.	Retention Bonus.

(a)

In lieu of eligibility for severance under the Severance Plan and the discontinuance of the Company’s annual cash bonus program, each Participant shall be eligible to receive a retention bonus in the amount set forth on Exhibit A (each, a “Retention Bonus”).

(b)

Each Retention Bonus shall be paid in cash in four substantially equal installments within ten days after each of the following dates, subject to the Participant’s continued employment with the Company through the applicable date:

(i)	The Effective Date,

(ii)	The 45th day after the Petition Date,

(iii)	The 90th day after the Petition Date, and

(iv)	The earlier of (i) the closing of a sale of all or substantially all of the Company’s assets or (ii) the effective date of a confirmed chapter 11 plan (the “Completion Date”).

(c)

Notwithstanding the foregoing, any then-unpaid portion of the Retention Bonus shall be paid to a Participant in a lump sum within ten day after the Completion Date, subject to the Participant’s continued employment with the Company through the Completion Date.

4.	Termination of Employment.

(a)

Termination for Cause or Resignation without Good Reason. If at any time the Company terminates a Participant’s employment for Cause or a Participant resigns without Good Reason, the Participant shall forfeit the Participant’s right to any then-unpaid portion of the Retention Bonus.

(b)

Termination Without Cause. If a Participant’s employment is terminated by the Company without Cause or a Participant resigns for Good Reason, then, subject to the Participant delivering a general release of claims against the Company and its affiliates in a form acceptable to the Company (a “Release”) that becomes effective and irrevocable within 60 days following the date the Participant’s employment terminates, the Participant shall be paid in a lump sum any then-unpaid portion of the Retention Bonus. Such portion of the Retention Bonus shall be paid to the Participant within ten days after the date the Release becomes effective and irrevocable.

5.

No Right To Continued Employment. Nothing contained in this Plan shall (a) confer upon any Participant any right to continue in the employ of the Company or any of its affiliates, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of any Participant’s employment by the Company. The Retention Bonus is being provided in lieu of any severance Participant previously may have been eligible to receive.

6.

Successors; Non-Transferability. For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company and any successor, parent corporation or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan. No right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, except by will or the laws of descent and distribution.

7.

Plan Administrator. The Plan shall be administered by the Board or by such other person or persons whom the Board may from time to time delegate as the Plan Administrator. In the event that the Board so delegates administration of the Plan, the Board may at any time revest in the Board the authority to administer the Plan. Neither the Plan Administrator nor any employee, officer or director of the Company to whom any duty or power relating to this Plan has been delegated shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Retention Bonuses, and the Company shall indemnify and hold harmless each such individual with respect to any such authorized action, determination or interpretation. The Company agrees to support reimbursement of any indemnification obligation arising hereunder as an administrative expense under Section 503(b) of the U.S. Bankruptcy Code.

8.

Amendment and Termination. No provision of this Plan may be amended, modified, waived or terminated in a manner adverse to any Participant unless such amendment, modification, waiver or termination is agreed to in writing by each Participant affected thereby. During the pendency of the Bankruptcy Case, no amendment to the Plan shall be made which increases the amount of benefits payable to any Participant hereunder without the approval of the Bankruptcy Court in the Bankruptcy Case, and no amendment to the Plan shall be made which decreases the amount of benefits payable to any Participant hereunder without either the consent of the affected Participant or the approval of the Bankruptcy Court in the Bankruptcy Case.

9.	Taxes. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

10.

Unsecured General Creditors. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. Subject to court approval of the Plan, payments under this Plan shall be administrative expenses under Section 507(a)(1) of the U.S. Bankruptcy Code and shall be entitled to payment by the Company from the general assets of the Company. The Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.

Governing Law. This Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without regard to the conflicts of laws principles thereof) and any applicable U.S. federal law.

12.

Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

13.

Section 409A. This Plan and any payments made hereunder are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, to the extent applicable, the Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

14.	Effectiveness of Plan. This Plan shall become effective upon, and shall be subject to, the entry of a final order in the Bankruptcy Case approving the Plan.